Exhibit 10.6

500 Westridge Drive

Watsonville, CA 95076-4100

Telephone (831) 728-2700

February 7, 2000

Eric Nelson

2537 SE Stephens St.

Portland, OR 97214

Dear Eric:

I am please to extend to you the offer in writing to join West Marine as Vice President and Controller. I am confident that you will fit well with the other senior members of our management and make a great contribution toward moving our company forward. Reporting to the Controller position will be Cash Management, Financial Reporting, and Financial Planning & Analysis functions of West Marine. The salary for this position will be $150,000 annually, and in addition, we will award you a sign-up bonus of $5,000 payable within 30 days of your date of hire.

The stock option award will be an individual grant of 30,000 shares vesting at 20% annually. Additional grants will be awarded each year with a value that is at the discretion of West Marine’s Board of Directors. The Controller position carries a 30% target bonus. The bonus determinations have not been finalized for the year 2000, but past awards have been based exclusively on attainment of an EPS target. The bonus program has a 4:1 leverage ratcheting up or down from the bonus target. There is a ceiling on bonus that has not yet been determined for the year 2000.

Your employment with West Marine is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate employment at any time, for any reason or for no reason. Similarly, West Marine is free to terminate your employment at any time for any reason or no reason.

However, if the Company terminates your employment for any reason other than cause, the Company will compensate you with one half of your annual salary. Payment would be made through regular pay periods until complete or new employment is obtained.

You are, of course, entitled to all West Marine benefits including medical, dental, profit sharing, etc. providing you meet the company requirements to enter each program which are basically time based. It is our aim to cover all reasonable relocation expenses. In that regard, we will cover the sales commission on the sale of your Oregon home, any loan points upon buying a new home, cost of moving household items and up to three months temporary living.

Eric, I sincerely look froward to working with you and having the two of us, as well as the entire West Marine team, enjoy the benefit of the fruits of our labor. We have an exciting company and opportunity, and I believe a quality executive such as you truly belongs here.

Sincerely,

/s/    Russell Solt

Russell E. Solt

CFO

cc: Linda Kennedy

Please acknowledge your acceptance of the above offer by signing below and returning it to my attention marked “CONFIDENTIAL”.

/s/ Eric Nelson	2/22/2000
Eric Nelson	Date